Exhibit 99.1

           Digital Recorders, Inc. Announces Fourth Quarter and Year 2003 Preliminary Revenue Estimates

    DALLAS--(BUSINESS WIRE)--Jan. 20, 2004--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a market leader in transit, transportation, and law enforcement digital communications and audio enhancement systems, announced today that fourth quarter 2003 sales were approximately $10.4 million and fiscal year 2003 sales were approximately $44.4 million, or decreases of about 20 percent and 2 percent from same-period results a year ago, respectively.
    "Order slippages in the U.S. caused the shortfall in fourth quarter and fiscal year 2003 revenues. While international operations achieved gains of about 21 percent period-over-period for the year, domestic operations posted a 12 percent decline. The domestic sales decline primarily was attributable to orders that we could not finalize or, in some cases, could not ship before year-end. Customer-directed delays, which caused shipment levels to drop significantly below our previous forecast, made up a majority of the shortfall. However, the majority of this delayed revenue that we had planned for the fourth quarter is now re-scheduled and is expected to ship in the first half of 2004. This includes a $700,000 new order for TwinVision(R) Chroma IV Color Destination Sign Systems for the Long Beach (Calif.) transit system. We expect the quarter and year to be in a loss position, before recognizing the non-cash, financing-related charges discussed in our third quarter 2003 earnings release. We expect to file the 2003 Form 10-K and report results by March 30, 2004," David L. Turney, the Company's Chairman, Chief Executive Officer, and President, said.

    Outlook

    "The basic nature of our business makes meaningful quarterly financial guidance very difficult. We have a business that has a high percentage of larger size contracts and orders. This is in an environment that provides only a limited set of sales opportunities at any point in time. Further, shifts in required delivery dates not only cause delays in revenue recognition but also impact our scheduling of production and often make it difficult to predict when the delayed revenue ultimately will be received. These disruptions very often occur with little warning, often are not timed such that we can replace or offset the delayed sales, and frequently are such that recovery of the current period shortfall may not be possible in immediately ensuing periods," Mr. Turney said. "Therefore, in fiscal year 2004, we will move to a different approach in giving financial guidance. Instead of providing specific period-to-period estimates, we will begin focusing on our longer-term trends, plans, actions, and events that are materially important. In that context, our outlook for the next 12 months to 18 months indicates top-line growth into the $55 million to $60 million annualized revenue range without including any possible acquisitions. On that revenue range, we would expect to report a profit for 2004. Supporting that outlook is an array of new products and new served markets, most of which we launched in 2003, and that are now part of our on-going business. Additionally, through several specific actions, we have achieved period-over-period product and operating expense reductions that could potentially result in approximately $2.0 million of annualized cost savings in 2004."

    Mark Your Calendar

    By March 30, 2004, the Company will: (1) file Securities and Exchange Commission Form 10-K; (2) provide additional comments, including an income statement and balance sheet data, in a separate news release; and (3) hold a shareholders' conference call.
    Tentatively, the Annual Meeting of Shareholders will be held Wednesday, May 26, 2004, at 10 a.m. (Eastern) at the Radisson Governor's Inn in Durham, N.C. Preliminarily, the record date for this meeting is March 26. Final details will be announced later in the first quarter.

    About the Company

    Digital Recorders, Inc. is a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, as well as enhance law enforcement agencies' surveillance capabilities. Our transit communications products -- TwinVision(R) and Mobitec route destination signage systems, Talking Bus(R) voice announcement systems, and Internet-based, automatic vehicle monitoring systems -- enhance public transportation around the globe. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies worldwide capture, arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including those described below. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated. The risks associated with forward-looking statements include, but are not limited to, product demand and market acceptance risks, the impact of competitive products and pricing, the effects of economic conditions and trade, legal, social and economic risks, such as import, licensing and trade restrictions, the results of implementing the Company's business plan, and the impact on the Company of its relationships with its lenders and creditors. Refer to the Company's various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements and the risks associated with our business.


    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             veronicam@digrec.com